Exhibit 10.1
EXECUTION COPY
AMENDED AND RESTATED
MASTER
FACILITY AGREEMENT
dated October 24, 2005
between
NORTEL NETWORKS LIMITED,
as Principal
and
EXPORT DEVELOPMENT CANADA

ARTICLE 1	DEFINITIONS	1
1.1	Definitions	1
1.2	Accounting Terms and Determinations	14

ARTICLE 2	THE FACILITIES	14
2.1	Nature of Facilities	14
2.2	Termination or Suspension by EDC	15
2.3	Fees	16

ARTICLE 3	CONDITIONS	16
3.1	Support	16
3.2	Waiver	17

ARTICLE 4	REPRESENTATIONS AND WARRANTIES	17
4.1	Representations and Warranties	17
4.2	Bring-Down	21

ARTICLE 5	COVENANTS	21
5.1	Information	21
5.2	Notice of Material Events	23
5.3	Existence; Conduct of Business	23
5.4	Maintenance of Properties; Payment of Obligations	23
5.5	Insurance	24
5.6	Proper Records; Rights to Inspect	24
5.7	Debt Limits/Guarantees	24
5.8	Negative Pledge	25
5.9	Fundamental Changes	25
5.10	Sales	26
5.11	Hedging	27
5.12	Environmental Issues	27
5.13	Further Assurances	27

ARTICLE 6	DEFAULTS	28
6.1	Events of Default	28

ARTICLE 7	MISCELLANEOUS	30
7.1	Notices	30
7.2	No Waivers	30
7.3	Expenses; Indemnification	30
7.4	Amendments and Waivers	31
7.5	Termination	31
7.6	Successors and Assigns	31
7.7	Governing Law; Submission to Jurisdiction	31
7.8	Counterparts; Integration; Effectiveness	31
7.9	Waiver of Jury Trial	32
7.10	Original Agreement	32
SCHEDULE A — Amended and Restated Master Indemnity Agreement
SCHEDULE B — Material Subsidiaries
SCHEDULE C — Permitted Liens (Principal and Domestic Subsidiaries)
SCHEDULE D — Permitted Liens (Foreign Subsidiaries)

AMENDED AND RESTATED MASTER FACILITY AGREEMENT dated October 24, 2005 (the “Amended and Restated Facility Effective Date”) between NORTEL NETWORKS LIMITED, as Principal, and EXPORT DEVELOPMENT CANADA.
WHEREAS the parties hereto are parties to a master facility agreement dated February 14, 2003, as amended by Amending Agreement No. 1 to Master Facility Agreement dated July 10, 2003 between the parties hereto and as further amended by the letter agreements dated March 29, 2004, December 10, 2004 and May 31, 2005 between the same parties (the “Original Agreement”);
AND WHEREAS the parties are desirous of making certain changes to the terms and conditions of the Original Agreement and the entering into this amended and restated master facility agreement to effect such changes;
NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1     Definitions. The following terms, as used herein, have the following meanings:
     “Agreement” means this Amended and Restated Master Facility Agreement and any annexes, appendices, exhibits and schedules attached hereto, each of which is hereby incorporated in the terms of this Agreement, as amended, supplemented or restated from time to time.
     “Amended and Restated Master Indemnity Agreement” means the amended and restated indemnity agreement executed by the Principal in favour of EDC in the form of Schedule A hereto, as the same may be amended, supplemented and restated from time to time.
     “Applicable Exchange Rate” means the spot exchange rate for the relevant currency against the U.S. dollar for the Domestic Business Day immediately preceding the relevant date, as quoted on the relevant date by the Wall Street Journal, or (in the absence of such a quotation) the average of the spot exchange rates for the relevant currency on the Domestic Business Day immediately preceding the relevant date quoted on the relevant date by two Canadian chartered banks selected by EDC.
     “Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

     “CDN$” means the lawful currency of Canada.
     “Change of Control” means (x) any person or persons acting in concert (within the meaning of the Securities Act (Ontario)), shall acquire beneficial ownership of more than 50% of the outstanding shares of common stock of the Relevant Entity, or (y) during any period of 12 consecutive calendar months, individuals who were directors of the Relevant Entity on the first day of such period (or who were nominated for election or appointed by such directors as a director of the Relevant Entity) shall cease to constitute a majority of the Relevant Entity’s board of directors. For purposes of this definition, “Relevant Entity” means each of NNC and the Principal.
     “Closing Date” means October 24, 2005 or such other date as the parties hereto may agree in writing.
     “Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Principal in its consolidated financial statements if such statements were prepared in accordance with GAAP as of such date.
     “Consolidated Tangible Assets” means at any date the consolidated assets of the Principal less cash, cash equivalents and Intangible Assets, all determined as of such date. For purposes of this definition, “Intangible Assets” means the amount (to the extent reflected in determining such consolidated assets) of goodwill, patents, patent rights, patent licences, trademarks, trademark rights, service marks, tradenames, copyrights, acquired technology, licenses, franchises, organizations expense, share issuance and like expenses and other assets which would be treated as intangible assets in accordance with GAAP.
     “Credit Enhanced Foreign Subsidiary Debt” means (a) indebtedness for borrowed money of a Foreign Subsidiary payable to a financial institution (i) for which such financial institution has sold a participation in the full principal amount of such indebtedness for borrowed money to any other Subsidiary, the Principal or NNC or (ii) the full repayment of which has been secured by a Lien on, or right of set-off against, deposits of cash, cash equivalents or investment securities of any other Subsidiary, the Principal or NNC in an amount equal to the principal amount of such indebtedness for borrowed money plus any fees and interest relating thereto and (b) the Funded Debt of such other Subsidiary, the Principal or NNC, as the case may be, directly resulting from providing such security or right of set-off pursuant to clause (a)(ii) of this definition.
     “Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) credit card charges of such Person on which interest charges are payable, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property (excluding accounts payable incurred in the ordinary course of business), (f) all Debt of others secured by any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (g) all Guarantees by such Person of Debt of others, (h) all obligations of such Person to pay rent or other amounts under any Financing Leases and Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty, indemnity agreements and Instruments, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) to the extent not otherwise included, indebtedness or similar obligations (including, if applicable, any net investment amounts) pursuant to any receivables securitization and (l) all Equity Interests of such Person which are subject to redemption otherwise than at the sole option of such Person. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor.
     “Debt Rating” means the NNL Corporate Credit Rating or the NNL Corporate Family Rating.
     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Disclosure Schedule ” means the disclosure schedule delivered by the Principal to EDC prior to the date hereof and initialled by the Principal and EDC for identification.
     “Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Ottawa, Canada are required or authorized by law to close.
     “Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary;
     “EDC” means Export Development Canada, a Canadian Crown corporation.
     “EDC Agreements” means any of the instruments, documents or agreements listed in the EDC Agreement List, and such other instruments, documents or agreements as may have heretofore been executed or may hereafter be executed with respect to the Small Bonds Facility and the General Support Facility (including for greater certainty and without limitation with respect to the Small Bonds Facility, the Receivables Bonding Facility and the General Support Facility as such terms were defined in the Original Agreement), in each case from time to time on or after the date of the Original Agreement and while this Agreement is in effect (including, for greater certainty, the Indemnity Agreements), in every case as such may be amended, supplemented and restated from time to time.

     “EDC Agreement List” means the list of EDC Agreements dated February 14, 2003 initialled by the Principal and EDC for identification.
     “Environmental Laws” means with respect to any Person, all applicable laws, regulations, orders, judgments, decisions of, and agreements of such Person with, a Governmental Entity and all other statutory requirements relating to public health or the protection of the environment and all authorizations, permits, consents, registrations and approvals issued to or binding on such Person pursuant to such laws, agreements or statutory requirements.
     “Equity Interests” means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974 (United States), as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time; references to sections of ERISA also refer to any successor sections.
     “Euro” means the lawful currency of the European Monetary Union.
     “Event of Default” has the meaning set forth in Section 6.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Executive Officer” means any of the Chairman of the Board of Directors, the President and Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant Treasurer or the Controller of the Principal.
     “Facilities” means the Small Bonds Facility and the General Support Facility, collectively, and “Facility” means either of them; and for greater certainty, the Support heretofore provided by EDC, including without limitation the Support provided pursuant to the instruments, documents and agreements listed in the EDC Agreement List and including support provided pursuant to the Small Bonds Facility, Receivables Bonding Facility and General Support Facility, as such terms were defined in the Original Agreement, shall be deemed to be part of the Facilities.
     “Facility Documents” means this Agreement, the fee letter dated October 24, 2005 between NNL and EDC, the separate agreement referred to in Section 2.3 of this Agreement and in sections 2(a) and 2(b) of the Amended and Restated Master Indemnity Agreement, and the EDC Agreements, collectively.
     “Facility Period” means, subject to earlier termination as set forth herein, the period from and including the date hereof to but excluding the Termination Date.
     “Financing Leases” means sale and leaseback transactions.

     “Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States and Canada, and conducting substantially all its operations outside the United States and Canada.
     “Funded Debt” of any Person means, without duplication, all indebtedness for borrowed money of such Person including, for greater certainty, all Debt of such Person, other than (i) contingent obligations of such Person securing (A) the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, indemnity arrangements and guarantees and other obligations of a like nature, or (B) obligations under letters of credit and letters of guarantee issued to support (x) trade or performance obligations or (y) obligations under operating leases, in the case of each item in this clause (B), incurred in the ordinary course of business and for legitimate business purposes; (ii) that described in clause (c) of the definition of Debt; (iii) proceeds received in respect of any sale of receivables or receivables securitization; (iv) that described in clauses (d) and (e) of the definition of Debt except to the extent that the Debt referred to in such clauses would constitute Funded Debt (without regard to this clause (iv)); (v) that described in clause (f) of the definition of Debt except for Funded Debt (without regard to this clause (v)) of others secured by any Lien on property owned or acquired by such Person, whether or not the Funded Debt secured thereby has been assumed; and (vi) that described in clause (g) of the definition of Debt except for any Guarantee by such Person of Funded Debt (without regard to this clause (vi)) of others.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Principal’s independent public accountants) with the most recent audited consolidated financial statements of the Principal and its Consolidated Subsidiaries delivered to EDC.
     “Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business; and “Guaranteed” shall have a correlative meaning.
     “General Support Facility” has the meaning ascribed thereto in Section 2.1(b).

     “Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.
     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.
     “Indemnitee” has the meaning set forth in Section 7.3(b).
     “Indemnity Agreements” means the indemnity agreements and documents listed in the EDC Agreement List under the headings “Indemnity Agreements” and “Guarantee Agreements” (as such agreements may be amended, supplemented and restated from time to time), together with the Amended and Restated Master Indemnity Agreement and each and every other indemnity agreement or any other kind of document containing any kind or form of reimbursement, indemnification or guarantee obligation or any other remedy in respect of Support offered by EDC, as may be entered into by the Principal, or any Subsidiary of the Principal, with EDC from time to time on or after the date of this Agreement and while this Agreement is in effect.
     “Instrument” means any letter of credit, letter of guarantee, performance bond, surety bond, or other document, agreement, instrument or writing that evidences a credit or payment obligation.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Material Adverse Effect” means a material adverse effect on the business, financial position or results of operations of the Principal and its Subsidiaries, taken as a whole. Without prejudice to Sections 2.2(A) and 3.1(g), it is understood that a change in a Debt Rating shall not, in itself, constitute a Material Adverse Effect.
     “Material Debt” means Debt (other than obligations in respect of the Facilities), or obligations in respect of one or more Hedging Agreements, of the Principal and/or one or more of its Subsidiaries in an individual principal amount of at least US$10,000,000 and which in aggregate principal amount exceeds US$100,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Principal and/or one or more of its Subsidiaries in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting provisions or agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
     “Material Subsidiary” means (a) NNI, Nortel Networks (Asia) Limited, Nortel Networks (Ireland) Limited and Nortel Networks UK Limited and (b) any Significant Subsidiary set forth on Schedule B hereto, as the same may be amended concurrently with the delivery by the Principal of the Principal’s annual report on Form 10-K each year pursuant to Section 5.1(a) to (i) include any Subsidiary of the Principal that satisfies the criteria for a Significant Subsidiary as of the immediately preceding December 31, and (ii) remove any Subsidiary of the Principal that no longer satisfies such criteria as of the immediately preceding December 31.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Cash Proceeds” means, in connection with any disposition of property or series of related dispositions of property (including pursuant to a Financing Lease), the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or instalment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by the Principal or any of its Material Subsidiaries, net of reasonable attorney’s fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Debt secured by a Permitted Lien on any asset that is the subject of such disposition, and other customary or reasonable transaction-related fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).
     “NNC” means Nortel Networks Corporation, a Canadian corporation, and its successors.
     “NNI” means Nortel Networks Inc., a Delaware Corporation, and its successors.
     “NNL Corporate Credit Rating” shall mean the credit rating applied by S&P to the Principal’s outstanding senior long-term debt.
     “NNL Corporate Family Rating” shall mean the credit rating applied by Moody’s to the Principal’s outstanding senior long-term debt.
     “Original Agreement” has the meaning ascribed thereto in the first recital to this Agreement.
     “Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA, and to which the Principal or any Material Subsidiary may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA or, in the case of a multiple employer plan (as described in section 4064(a) of ERISA), has made contributions at any time during the immediately preceding five plan years.
     “Permitted Financing Leases” means Financing Leases consisting of (i) temporary leases for a term, including any renewal thereof, of not more than three years; (ii) leases between Principal and any Subsidiary, between any Subsidiary and Principal or between Subsidiaries ; and (iii) leases for properties executed within 365 days of the latest of acquisition, completion of construction and commencement of commercial operation thereof.
     “Permitted Funded Debt” means:
(a)	Funded Debt secured by Permitted Liens;

(b)	Funded Debt of a Person outstanding at the time that Person is merged into, or consolidated or amalgamated with, the Principal or any Subsidiary, or at the time the properties of, or equity interests in, the Person are sold, leased or otherwise transferred to the Principal or any Subsidiary, provided that such Funded Debt was not created in contemplation of such merger, consolidation, amalgamation with, or such sale, lease or transfer to, Principal or such Subsidiary;

(c)	Funded Debt among or between the Principal and any of its Subsidiaries or among or between any Subsidiaries;

(d)	Funded Debt arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Funded Debt is extinguished within 10 Domestic Business Days of incurrence;

(e)	any Refinancing of Funded Debt existing on the Amended and Restated Facility Effective Date;

(f)	any guarantee of Funded Debt of the type described in clauses (a) through (e) of this definition of Permitted Funded Debt; and

(g)	any Credit Enhanced Foreign Subsidiary Debt.

“Permitted Investments” means investments in:
(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States or Canada, as the case may be), in each case maturing within one year from the date of acquisition thereof;

(b)	commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P, Moody’s or Dominion Bond Rating Services Limited;

(c)	certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof or Canada which has a combined capital and surplus and undivided profits of at least US$500,000,000;

(d)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)	in the case of any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Person is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P, A2 by Moody’s or A mid by Dominion Bond Rating Service Limited or carries an equivalent rating from a comparable foreign rating agency or (ii) investments of the type and maturity described in clauses (b) through (d) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

(f)	any other investments made in compliance with Corporate Procedure No. 303.30 of NNC with respect to cash investments and safe custody arrangements, substantially as in effect on December 20, 2001.
“Permitted Liens” means:
(a)	Purchase Money Liens;

(b)	Liens on property of a Person existing at the time such Person is liquidated or merged into, or amalgamated or consolidated with, the Principal or a Subsidiary or at the time of a sale, lease or other disposition to the Principal or a Subsidiary of the properties of a Person as, or substantially as, an entirety; provided that, in every such case, such Liens are security only for Debt existing at such time and attach only to all or part of the property (plus improvements and construction on such property) which is subject to such Liens at such time;

(c)	Liens to secure indebtedness of the Principal or a Subsidiary to the Principal or any other Subsidiary;

(d)	Liens in favour of the United States of America or any State thereof, Canada or any Province or territory thereof, or any department, agency or instrumentality or political subdivision thereof, or in favour of any other country or political subdivision, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such Liens, or the cost of constructing or improving the property subject to such Liens (including, without limitation, Liens incurred in connection with pollution control, industrial revenue or similar financings or relating to the development, restoration, demolition or remediation of property);

(e)	any Lien created by or resulting from litigation or other proceedings against, or upon property of, the Principal or a Subsidiary, or any Lien for workmen’s compensation awards or similar awards, so long as the finality of such judgment or award is being contested and execution thereon is stayed or such Lien relates to a final unappealable judgment which is satisfied within 30 days of such judgment or any Lien incurred by the Principal or a Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding; provided that no such Lien shall constitute a Permitted Lien if its creation or existence would constitute an Event of Default;

(f)	any Lien existing on the Amended and Restated Facility Effective Date that would not otherwise be a Permitted Lien as herein set forth and any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any such Lien, provided, however, that the principal amount of the Funded Debt secured thereby shall not exceed the principal amount of the Funded Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property (plus improvements and construction on such property) or indebtedness that was subject to the Lien so extended, renewed or replaced;

(g)	Liens imposed by law for taxes, assessments, governmental charges or levies (and related interest and penalties), in each case that are not yet delinquent or in default or are being contested in good faith in appropriate proceedings;

(h)	pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(i)	easements, zoning restrictions, rights-of-way, servitudes and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Principal or any Subsidiary;

(j)	Liens of a bank, broker or securities intermediary on whose records a deposit account or a securities account of the Principal or any Subsidiary is maintained securing the payment of customary fees and commissions to the bank, broker or securities intermediary or, with respect to a deposit account, items deposited but returned unpaid;

(k)	Liens securing Permitted Financing Leases;

(l)	Liens granted after the date hereof securing Capital Lease Obligations and Financing Leases (other than Permitted Financing Leases) and securing Funded Debt having an aggregate amount not exceeding U.S.$50 million, of which no more than U.S.$25 million shall be Funded Debt of Subsidiaries that are not Foreign Subsidiaries;

(m)	deposits of cash, cash equivalents or investment securities as security for, or against which a right of set off has been granted in respect of, Credit Enhanced Foreign Subsidiary Debt and as described in the definition of such term herein; and

(n)	Liens permitted by Section 5.8.
     “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Principal” means Nortel Networks Limited, a Canadian corporation, and its successors.

     “Principal’s 2003 Form 10-K” means the Principal’s annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission pursuant to the Exchange Act.
     “Principal’s 2004 Form 10-K” means the Principal’s annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission pursuant to the Exchange Act.
     “Principal’s 2005 Form 10-Q” means the Principal’s quarterly report on Form 10-Q for the period ended June 30, 2005, as filed with the Securities and Exchange Commission pursuant to the Exchange Act.
     “Purchase Money Lien” means any Lien on any property acquired, constructed or improved by the Principal or any of its Subsidiaries incurred on or after the date of the issue of the Debt which is created or assumed contemporaneously with, or within 180 days after, such acquisition, or completion of such construction or improvement, to secure or provide for the payment of the purchase price thereof or the cost of construction or improvement thereon incurred after the date of issuance of the Debt (including the cost of any underlying real property); provided, however, that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any property previously owned by the Principal or any of its Subsidiaries, other than, in the case of any such construction or improvement, any real property, theretofore substantially unimproved for the purposes of the Principal or any of its Subsidiaries, on which the property so constructed, or the improvement, is located and other than any machinery or equipment installed at any time so as to constitute immovable property or a fixture on the real property on which the property so constructed, or the improvement, is located.
     “Refinance” means, in respect of any Lien or Funded Debt, to refinance, extend, renew, refund, repay, redeem, defease or retire, or to grant a Lien or issue any Funded Debt in exchange or replacement for, such Lien or Funded Debt in whole or in part and “Refinancing” and “Refinanced” shall have correlative meanings; provided that the principal amount of the Funded Debt so Refinanced immediately after such Refinancing does not exceed the principal amount thereof immediately preceding such Refinancing and that any such Lien so Refinanced immediately after such Refinancing is limited to all or part of the property (plus improvements and construction on such property) that was subject to such Lien preceding such Refinancing.
     “Restricted Countries” means those jurisdictions from time to time notified in writing by EDC to the Principal as jurisdictions to, or for the benefit of, which EDC shall not provide any support.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “Significant Subsidiary” means, on any given date, any Subsidiary the revenues of which represent greater than 5% of the consolidated revenues of the Principal and its Consolidated Subsidiaries.

     “Small Bonds Facility” has the meaning ascribed thereto in Section 2.1(a).
     “Specified Event of Default” means an Event of Default set forth in any of Sections 6.1(a), (c), (f), (g), (h) or (i) hereof.
     “Sterling” means the lawful currency of the United Kingdom.
     “Subsidiary” means, as to any Person, any corporation or other entity (including without limitation a joint venture) of which securities or other ownership interests to which are attached more than fifty per cent of the votes that may be cast to elect directors or other persons performing similar functions, which votes are sufficient if exercised, to elect a majority of the directors or such other persons, are at the time directly or indirectly owned by such Person, other than by way of security only; provided that Nortel Government Solutions Inc., a Delaware Corporation (“NGSI”), and any direct or indirect Subsidiary of NGSI shall not constitute Subsidiaries for purposes of the Facility Documents. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Principal.
     “Support” means each and every provision of support by EDC provided at the Principal’s request, for the benefit of the Principal and its affiliates (including without limitation its Subsidiaries), pursuant to the Facilities; provided, however, that such requested support is not for, and will not result in, the benefit of or assistance to any Person incorporated, organized or otherwise formed in, or any Person’s operations, ventures or business (whether continuing or isolated in nature) in, any of the Restricted Countries. For greater certainty, any particular “Support” shall be deemed to be outstanding for so long as EDC shall have any liability under any of the Facilities or for so long as the Principal shall have any liability under any of the Facilities, with respect to any indemnity, reimbursement or guarantee obligations owed to EDC for any payments made by EDC under the Facilities, or to make any payment to EDC under any of the Facilities (to the extent, in the case of partial reimbursement or payment, of the portion thereof not yet reimbursed or paid).
     “Termination Date” means December 31, 2007, unless extended by the written agreement of the parties hereto.
     “Trigger Date” means the first date after the Amended and Restated Facility Effective Date on which the Principal no longer has any senior secured long-term debt.
     “US dollars” and the sign “US$” means lawful currency of the United States.
     “United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
     “Welfare Plan” means a “welfare plan” as such term is defined in section 3(i) of ERISA.

1.2     Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Principal’s independent public accountants) with the most recent audited consolidated financial statements of the Principal and its Consolidated Subsidiaries delivered to EDC.
ARTICLE 2
THE FACILITIES
2.1     Nature of Facilities
(a)	Committed. Small Bonds Facility. EDC agrees, on the terms and conditions set forth in this Agreement, to provide Support up to a maximum aggregate amount of US$300 million, or the equivalent thereof in Euros, CDN$, or Sterling, or in such other currencies as EDC may agree to support (or any combination thereof), outstanding at any time (including for the purpose of calculating the amount of such Support, the amount of support outstanding from time to time under the EDC Agreements described under the heading “Small Bonds Facility” in the EDC Agreement List). Such Support shall be provided on a revolving basis in the form of guarantee bonds or guarantee type documents in support of the issuance, continuance or renewal by financial institutions, at the request of the Principal, of Instruments in respect of contract performance. Such Support shall expire no later than the Termination Date and shall be issued with individual amounts of up to and including US$10 million or the equivalent thereof, in Euros, CDN$, or Sterling, or in such other currency as EDC may agree to support. The facility referred to in this Section 2.1(a) is hereinafter referred to as the “Small Bonds Facility”. EDC’s commitment to provide Support under the Small Bonds Facility shall terminate at the close of business on the day immediately preceding the Termination Date.

(b)	Uncommitted.
(i)	General Support Facility. EDC agrees, on the terms and conditions set forth in this Agreement and subject to the exercise of its sole discretion, to provide Support up to a maximum aggregate of US$450 million, or the equivalent thereof in Euros, CDN$, or Sterling, or in such other currencies as EDC may agree to support (or any combination thereof) (including, for the purpose of calculating the amount of such Support, the amount of support outstanding from time to time under the EDC Agreements described under the heading “General Support Facility” in the EDC Agreement List). Such Support shall be provided on a revolving basis through: (i) the provision of guarantee bonds or guarantee type documents issued to financial institutions in connection with the purchase of accounts receivable or securitizations by such financial institutions; (ii) the purchase of accounts receivable or securitizations by EDC; or (iii) the provision of guarantee bonds or guarantee type documents in support of the issuance, continuance or renewal by financial institutions, at the request of the Principal, of Instruments in support of contract performance. Support provided through the provision of guarantee bonds or guarantee type documents, or receivables purchased or securitized by EDC, shall expire no later than the Termination Date. The facility described in this Section 2.1(b)(i) is hereinafter referred to as the “General Support Facility”. The General Support Facility shall automatically terminate at the close of business on the day immediately preceding the Termination Date. The General Support Facility shall be revolving and, for greater certainty, EDC will approve or decline coverage for transactions requested by the Principal on a case-by-case basis.

(ii)	Discretion. For greater certainty, the Principal hereby acknowledges that EDC shall be under no obligation at any time to permit any use to be made of the General Support Facility, notwithstanding that the conditions precedent to the provision of any such Support shall all have been satisfied, it being further acknowledged and agreed by the Principal that the provision of such Facility is at the total and unfettered discretion of EDC.
2.2     Termination or Suspension by EDC. Without limiting the discretionary nature of the General Support Facility, EDC may terminate or suspend the General Support Facility at any time and at its sole discretion, upon written notice to the Principal, and EDC may (A) terminate or suspend the Small Bonds Facility at any time (i) after the occurrence of an Event of Default which is continuing; or (ii) until the Trigger Date, the NNL Corporate Family Rating or the NNL Corporate Credit Rating with respect to senior secured long-term debt of the Principal shall have ceased to exist or shall have been downgraded to less than “B3” or to less than “B minus”, respectively, and, after the Trigger Date, the NNL Corporate Family Rating or the NNL Corporate Credit Rating with respect to senior unsecured long-term debt of the Principal shall have ceased to exist or shall be rated at less than “B3” or “B minus”, respectively; provided, however, that if at any time after the Trigger Date the provisions of Section 5.8 hereof have resulted in the Facilities and all obligations (whether absolute or contingent) to EDC being secured, the tests in this clause (ii) with respect to the ratings for senior secured long-term debt shall again apply; and (B) suspend the Small Bonds Facility at any time after the occurrence of an event or the discovery of a circumstance that could reasonably be expected to have a Material Adverse Effect; provided that the termination or suspension of a Facility shall not affect any Support as is then outstanding thereunder, but no further Support will be provided under such Facility following a termination or during a suspension thereof.

2.3     Fees.The Principal shall pay to EDC, within 30 days of the Amended and Restated Facility Effective Date, the up front fee separately agreed by the Principal and EDC in writing. In addition the Principal agrees that it shall pay to EDC such fees as may be required under the terms and conditions of any of the EDC Agreements and the Principal further acknowledges that, notwithstanding any stipulation to the effect that a fee is payable to EDC by a third party under any of the EDC Agreements, the Principal may, pursuant to an agreement with such third party or with EDC, be liable for the payment of such fee.
ARTICLE 3
CONDITIONS
3.1     Support. Without limiting the discretionary nature of the General Support Facility, the obligation of EDC to make any Support available at any time is subject to the satisfaction of the following conditions:
(a)	the fact that, immediately before and after the provision of such Support, no Default shall have occurred and be continuing;

(b)	the fact that, immediately after the provision of such Support, the aggregate outstanding exposure of EDC under the relevant Facility, at the Applicable Exchange Rate will not exceed the maximum aggregate Support for such Facility;

(c)	in the case of the General Support Facility, receipt from the Principal of a written request for Support;

(d)	in the case of the provision of Support under the General Support Facility, unless otherwise agreed by EDC, the fact that the representations and warranties of the Principal contained in this Agreement shall be true on and as of the date of the provision of any such Support regardless of when they are expressed to be made;

(e)	EDC shall have approved any documentation in respect of which such Support is to be given and shall be satisfied that the terms and conditions thereof are acceptable to it;

(f)	no call shall have been made on any Instrument issued on behalf of the Principal or any Subsidiary, whether or not such Instrument is subject to this Agreement, which, together with any other calls for performance on any such Instruments after February 14, 2003, aggregates in excess of US$100,000,000;

(g)	until the Trigger Date, the NNL Corporate Family Rating or the NNL Corporate Credit Rating with respect to senior secured long-term debt of the Principal shall not have ceased to exist or shall not have been downgraded to less than “B3” or to less than “B minus”, respectively, and, after the Trigger Date, the NNL Corporate Family Rating or the NNL

Corporate Credit Rating with respect to senior unsecured long-term debt of the Principal shall not have ceased to exist or shall not be rated at less than “B3” or “B minus”, respectively; provided, however, that if at any time after the Trigger Date the provisions of Section 5.8 hereof have resulted in the Facilities and all obligations (whether absolute or contingent) to EDC being secured, the tests in this clause (g) with respect to the ratings for senior secured long-term debt shall again apply;

(h)	no event shall have occurred and be continuing or circumstance shall be existing that could reasonably be expected to have a Material Adverse Effect; and

(i)	no development shall have occurred, or prior development, fact or circumstance shall have been disclosed, with respect to any action, suit or proceeding by or before any arbitrator or Governmental Entity against or affecting the Principal or any of its Material Subsidiaries, or a material part of any of their respective assets which could reasonably be expected to result in a Material Adverse Effect.
     At the time of each provision of Support hereunder, the Principal shall be deemed to have represented and warranted hereunder as to the facts specified in clauses (a), (h) and (i) of this Section and at the time of each provision of Support under the General Support Facility, the Principal shall be deemed also to have made the representations and warranties specified in clause (d) of this Section, in each case, it being understood that a certificate from an officer of the Principal to such effect shall not be required.
3.2     Waiver. The conditions set forth in Section 3.1 are included for the sole and exclusive benefit of EDC and may be waived by it in whole or in part without prejudicing the right of EDC at any time to assert such conditions in respect of any subsequent Support and without limiting the right of EDC to decline at any time to give any Support under the General Support Facility.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
4.1     Representations and Warranties. The Principal represents and warrants that:
(a)	Corporate Existence and Power. Each of the Principal and any of its Subsidiaries which are party to any of the Facility Documents is a corporation duly incorporated and validly existing (and, in the case of the Principal and NNI, in compliance or good standing, as applicable) under the laws of the jurisdiction of its incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, the absence of which would have a material adverse effect on the ability of such Person to perform its obligations under the Facility Documents.

(b)	Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Principal and any of its Subsidiaries which are party to any of the Facility Documents of the Facility Documents to which it is a party (i) are within such Person’s corporate powers and have been duly authorized by all necessary corporate action, (ii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iii) do not contravene any provision of applicable law or regulation or any provision of the certificate of incorporation or by-laws of such Person, and (iv) do not contravene any provision of any contract, order, decree or other instrument binding upon such Person or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv) above, any such action, filing or contravention which would not have a material adverse effect on the ability of such Person to perform its obligations under the Facility Documents.

(c)	Binding Effect. Each of the Facility Documents constitutes or, when executed, will constitute valid and binding agreements of the Principal and any of its Subsidiaries which are parties to them, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, by general principles of equity (it being understood that the enforceability thereof in Canada may be limited by the Currency Act (Canada), which precludes Canadian courts from awarding a judgment for an amount expressed in a currency other than Canadian dollars, and to the extent that any requirement to pay interest at a greater rate after than before default may not be enforceable in Canada if the same is construed by a Canadian court to constitute a penalty).

(d)	Financial Information.
(i)	The (A) consolidated balance sheet of the Principal and its Consolidated Subsidiaries as of December 31, 2003 and the related consolidated statements of operations, cash flows and retained earnings for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in the Principal’s 2003 Form 10-K, (B) consolidated balance sheet of the Principal and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated statements of operations, cash flows and retained earnings for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in the Principal’s 2004 Form 10-K, and (C) the unaudited consolidated balance sheet of the Principal and its Consolidated Subsidiaries as of June 30, 2005 and the related consolidated statements of operations, cash flows and retained earnings for the two quarters then ended, and set forth in the Principal’s 2005 Q2

Form 10-Q, in each case, have been prepared in accordance with GAAP and fairly present the consolidated financial position of the Principal and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year or such portion of such fiscal year, as applicable, subject, in the case of the statements as of and for the period ended June 30, 2005, to normal year-end adjustments.

(ii)	Since December 31, 2004, except as set forth in the Disclosure Schedule there has been no change of circumstances which could reasonably be expected to have a Material Adverse Effect.
(e)	Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Principal threatened against, or affecting, the Principal or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision (i) which could have a material adverse effect on the ability of the Principal or any of its Subsidiaries to perform its obligations under the Facility Documents to which it is party or which could reasonably be expected to result in a Material Adverse Effect, except as set forth in the Disclosure Schedule, or (ii) which in any manner draws into question the validity of any of the Facility Documents.

(f)	Taxes. Each of the Principal and its Consolidated Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed by it and has paid or caused to be paid all taxes required to have been paid by it, except (i) any taxes that are being contested in good faith by appropriate proceedings and for which the relevant obligor has set aside on its books adequate reserves or (ii) to the extent that failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(g)	Solvency.
(i)	As of the Amended and Restated Facility Effective Date, with respect to each party named below and based on the most recent monthly financial information available to the Principal, (A) the fair value of the assets of each Material Subsidiary that is party to any Facility Document and that is organized under the laws of a jurisdiction within the United States (a “U.S. Material Subsidiary”), at a fair valuation viewing such Person as a going concern, will exceed its debts and liabilities, subordinated, contingent or otherwise; (B) the present fair saleable value of the property of each U.S. Material Subsidiary that is party to any Facility Document will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) each U.S. Material Subsidiary that is party to any Facility Document will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) no U.S. Material Subsidiary that is party to any Facility Document will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after each date this representation is made.

(ii)	As of the Amended and Restated Facility Effective Date, with respect to the Principal and any Material Subsidiary that is party to any Facility Document and that is subject to the insolvency laws of Canada and based on the most recent monthly financial information available to the Principal, (A) the aggregate property of such Person at fair valuation, or if disposed of at a fairly conducted sale under legal process, is sufficient to enable payment of all its obligations, due and accruing due; (B) the property of such Person is, at a fair valuation, greater than the total amount of liabilities, including contingent liabilities, of such Person; (C) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due; and (D) such Person is not for any reason unable to meet its obligations as they generally become due.
(h)	Liens. Neither the Principal nor any of its Subsidiaries has issued, assumed or guaranteed any Funded Debt secured by any Lien upon any property of the Principal or any of its Subsidiaries other than any Permitted Lien. At the Amended and Restated Facility Effective Date, the Permitted Liens described in clause (f) of the definition of Permitted Liens are those set forth on Schedule C in the case of the Principal and the Domestic Subsidiaries and are those set forth in Schedule D in the case of Foreign Subsidiaries.

(i)	Environmental Matters. The Principal is not aware of any failure on its part or on the part of any of its Material Subsidiaries to comply in all material respects with all applicable Environmental Laws other than where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(j)	Compliance with Law. Each of the Principal and its Material Subsidiaries is in compliance with all applicable laws, judgments, orders, rulings and guidelines and decisions having force of law, in each case other than (except in the case of laws relating to corruption and bribery) where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(k)	Insurance. The certificate of insurance held by or for the benefit of the Principal and its Material Subsidiaries most recently delivered to EDC is accurate and complete in all material respects.

(l)	Employee Benefit, Pension and Welfare Plans
(i)	Each of the Principal and the Material Subsidiaries has fulfilled its obligations under the minimum funding standards of its employee benefit and pension plans, except where a failure to fulfill such obligations could not reasonably be expected to have a Material Adverse Effect. During the twelve consecutive month period prior to the date of the execution and delivery of this Agreement and prior to any date on which Support is provided hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, except where such termination or such contribution failure could not reasonably be expected to have a Material Adverse Effect. Neither the Principal nor any Material Subsidiary has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA and except where such liability could not reasonably be expected to have a Material Adverse Effect.

(ii)	There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
4.2     Bring-Down. As long as any Support is outstanding under the Small Bonds Facility, the representations and warranties set forth in this Agreement shall be deemed to have been made again as at the last day of each calendar month regardless of when they are expressed to be made.
ARTICLE 5
COVENANTS
The Principal agrees that, so long as this Agreement is in effect, EDC has any commitment hereunder, there are any Instruments outstanding under any of the Facilities or any amount payable under any Indemnity Agreement remains unpaid:
5.1     Information. The Principal will deliver to EDC:
(a)	as soon as available and in any event within five Domestic Business Days after the earlier of (i) 90 days after the end of each fiscal year of the Principal and (ii) the applicable deadline for filing thereof under the

Exchange Act, the Principal’s annual report on Form 10-K as filed with the Securities and Exchange Commission, including a consolidated balance sheet of the Principal and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and retained earnings for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing, together with a certificate of an Executive Officer setting out the Material Subsidiaries as at December 31 of the year to which such report relates;

(b)	as soon as available and in any event within five Domestic Business Days after the earlier of (i) 45 days after the end of each of the first three quarters of each fiscal year of the Principal and (ii) the applicable deadline for filing thereof under the Exchange Act, the Principal’s quarterly report on Form 10-Q as filed with the Securities and Exchange Commission, including a consolidated balance sheet of the Principal and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations, cash flows and retained earnings for such quarter and for the portion of the Principal’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of operations, cash flows and retained earnings, in comparative form the figures for the corresponding quarter and the corresponding portion of the Principal’s previous fiscal year;

(c)	simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the Treasurer or Assistant Treasurer of the Principal stating whether to the best of such Person’s knowledge, after having conducted a reasonable investigation, any Default exists on the date of such certificate and, if any Default then exists, setting forth reasonable details thereof and confirming that such financial statements have been prepared in accordance with GAAP and present fairly the financial condition of the Principal and its Consolidated Subsidiaries as of their respective dates and for the respective periods as of which they have been prepared, subject, in the case of (b), to normal year-end adjustments;

(d)	from time to time such additional information regarding the financial position or business of the Principal and its Subsidiaries as EDC may reasonably request to enable EDC to protect its rights under the Facility Documents; provided that neither the Principal nor any of its Subsidiaries shall be under any obligation to supply any information the supply of which would be contrary to any confidentiality obligation binding on the Principal or any of its Subsidiaries or any of their respective Subsidiaries or which is unpublished price sensitive information or the supply of which would be contrary to any applicable securities laws or the regulations of any relevant stock exchanges.
5.2     Notice of Material Events. As soon as practicable, and in any event within the earlier of five Domestic Business Days and seven days, after an Executive Officer acquires knowledge thereof, the Principal will furnish to EDC prompt written notice of the following:
(a)	the occurrence of any Default and the action that the Principal proposes to take, or has taken, to cure such Default;

(b)	the filing or commencement of any action, suit or proceeding, or any material adverse development or change in the condition or nature of any such action, suit or proceeding, by or before any arbitrator or governmental authority against or affecting the Principal or any Subsidiary that has a reasonable possibility of being adversely determined and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)	any change in any Debt Rating with negative implications; and

(d)	the occurrence of a Material Adverse Effect.
Each notice delivered under this Section (other than clause (c) above) shall be accompanied by a statement of an Executive Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
5.3     Existence; Conduct of Business. The Principal will, and will cause its Material Subsidiaries to, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names necessary or desirable to the normal conduct of the business of the Principal and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any amalgamation, merger, consolidation, liquidation or dissolution permitted under Section 5.9.
5.4     Maintenance of Properties; Payment of Obligations. The Principal will, and will cause its Material Subsidiaries to, maintain all property material to the conduct of the business of the Principal and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted. The Principal will, and will cause each of its Subsidiaries to, pay its obligations, including tax obligations, that, if not paid, could result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Principal, NNI or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.5     Insurance. The Principal will, and will cause each of its Material Subsidiaries to, maintain, with reputable insurance carriers, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business, owning similar properties, and located in the same general areas in which the Principal or such Material Subsidiary, as the case may be, operates, provided that insurance coverage against terrorist acts shall be required only so long as such coverage is available on commercially reasonable terms. It is understood that the insurance policies maintained by the Principal and its Material Subsidiaries on the date hereof as set forth in the certificate of insurance referred to in Section 4.1(k) hereof shall be deemed adequate for purposes of this subsection.
5.6     Proper Records; Rights to Inspect. The Principal will record, summarize and report all financial information in accordance with GAAP, which information will include information on such Person’s Subsidiaries prepared on a consolidated basis. The Principal and any Subsidiary party to any Facility Document will permit any representatives designated by EDC, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition and its properties or assets with any officers designated for such purpose by an Executive Officer and (after reasonable prior notice to the Principal and subject to the right of such designated officers to be present during such discussions) independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that unless an Event of Default has occurred and is continuing, EDC may take such actions only once during each fiscal quarter of the Principal.
5.7     Debt Limits/Guarantees. At any time after the Amended and Restated Facility Effective Date, the Principal will not permit any Subsidiary to (a) create, incur or assume any Funded Debt (other than Permitted Funded Debt) including any accrued and unpaid interest, fees or other amounts owing in respect thereof or (b) issue, assume or provide a Guarantee of any Funded Debt of the Principal or any Subsidiary of the Principal (other than Permitted Funded Debt) without, in the case of any such action described in (a) or (b), effectively providing concurrently therewith that the Facilities and all obligations (whether absolute or contingent) to EDC in respect thereof shall be guaranteed equally and rateably with any such Funded Debt, to the satisfaction of EDC, acting reasonably; provided that any Subsidiary of the Principal may create, incur or assume any such Funded Debt or issue, assume or provide a Guarantee of any such Funded Debt provided that the aggregate amount of all Funded Debt so created, incurred, assumed or Guaranteed, when added to the Funded Debt of the Principal and its Subsidiaries permitted to be secured by Liens (other than Permitted Liens) pursuant to Section 5.8, shall not exceed U.S. $25 million at any time in the case of Domestic Subsidiaries (the “Domestic Subsidiary Debt Basket”) and U.S. $100 million at any time in the case of Foreign Subsidiaries (the “Foreign Subsidiary Debt Basket” and, together with the Domestic Subsidiary Debt Basket, the “Subsidiary Debt Baskets”); provided further that, in the event any such Funded Debt is jointly created, incurred, assumed or Guaranteed by two or more Subsidiaries, the amount of such Funded Debt applied towards the applicable Subsidiary Debt Basket shall be the largest amount created, incurred, assumed or Guaranteed by any one of such Subsidiaries; and provided further that, in the event any such Funded Debt is created, incurred, assumed or Guaranteed by one or more Foreign Subsidiaries and one or more Domestic Subsidiaries, such Funded Debt shall only be applied towards the Domestic Subsidiary Debt Basket and not the Foreign Subsidiary Debt Basket.
5.8     Negative Pledge. Subject to Permitted Liens (without regard, for greater certainty, to clause (n) of the definition of Permitted Liens), the Principal will not, and will not permit any Subsidiary to, create, incur, issue, assume or provide a Guarantee of any Funded Debt secured by, and will not secure any Funded Debt by, a Lien upon any property of the Principal or a Subsidiary (whether now owned or hereafter acquired) without in any such case effectively providing concurrently therewith that the Facilities and all obligations (whether absolute or contingent) to EDC with respect thereto shall be secured equally and rateably with such Funded Debt; provided that the aggregate amount of Funded Debt secured by a Lien on the property of the Principal or any of its Domestic Subsidiaries pursuant to this Section 5.8 will not exceed U.S. $25 million (the “Domestic Subsidiary Lien Basket”) and the aggregate amount of Funded Debt secured by a Lien on the property of any Foreign Subsidiaries pursuant to this Section 5.8 will not exceed U.S. $100 million (the “Foreign Subsidiary Lien Basket” and, together with the Domestic Subsidiary Lien Basket, the “Subsidiary Lien Baskets”); provided further that, in the event any such Funded Debt is secured by a Lien on the property of the Principal and one or more Subsidiaries or property of two or more Subsidiaries, the amount of such Funded Debt applied towards the applicable Subsidiary Lien Basket shall be the largest amount created, incurred, assumed or Guaranteed by any one of the Principal or such Subsidiaries; and provided further that, in the event any such Funded Debt is secured by a Lien on the property of one or more Foreign Subsidiaries and of the Principal or one or more Domestic Subsidiaries, such Funded Debt shall only be applied towards the Domestic Subsidiary Lien Basket and not the Foreign Subsidiary Lien Basket. For greater certainty, nothing in this Section 5.8 shall be construed to permit the creation, incurring, issuance, assumption or Guaranteeing of any Funded Debt in excess of the limits thereof set forth in Section 5.7.
5.9     Fundamental Changes.
(a)	The Principal will not, and will not permit any Material Subsidiary to, amalgamate, merge or consolidate with or into any other Person, or liquidate or dissolve, or permit any other Person to amalgamate, merge or consolidate with or into it, provided that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may amalgamate, merge or consolidate with or into the Principal in a transaction in which the Principal (which shall include the successor of any such amalgamation of the Principal and any Subsidiary) is the surviving or resulting corporation, (ii) the Principal may amalgamate with NNC, (iii) any Subsidiary may amalgamate, merge or consolidate with or into any Subsidiary in a transaction in which the surviving or resulting entity is a Subsidiary, and (iv) any Subsidiary (except NNI) may liquidate or dissolve if the Principal determines in good faith that such liquidation or dissolution is in the best interests of the

Principal and would not materially and adversely affect the ability of the Principal to perform its obligations under this Agreement. It is understood that an asset sale permitted by Section 5.10 which is effected through an amalgamation, merger or consolidation shall not contravene this Section 5.9.

(b)	The Principal will not, and will not permit any Material Subsidiary to, engage to any material extent in any business except businesses of the types conducted by the Principal and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto.
5.10     Sales. If the aggregate book value of any assets of the Principal and/or any Material Subsidiary which are sold, leased, transferred, subjected to put/call arrangements or otherwise disposed of (other than pursuant to any of the transactions described in subsections (a) to (g) hereof) during a fiscal year of the Principal, exceeds 40% of the book value of Consolidated Tangible Assets, each such book value to be calculated by reference to the most recently available audited consolidated financial statements of the Principal, then the Principal shall (i) cause the Net Cash Proceeds arising from any such sales, leases, transfers, put/call arrangements or other dispositions in excess of such 40% threshold to be used, within 10 days after receipt of such amounts, to provide to EDC or third parties designated by EDC to whom EDC has liability under any EDC Agreements, a first priority security interest in cash collateral (including deposits of cash) equal to the amount of such Net Cash Proceeds and (ii) obtain from such third parties, to the extent that cash collateral has been provided to such third parties, releases of EDC from its obligations under such EDC Agreements; such cash collateral security arrangements and any releases shall be in form and substance satisfactory to EDC and such third parties; provided that if any such third party refuses to accept such cash collateral or to so release EDC, then such cash collateral, in form and substance satisfactory to EDC, shall be provided to, and accepted by, EDC, except that no such cash collateral and no such releases shall be required in respect of the following transactions:
(a)	sales of inventory, used or surplus equipment or Permitted Investments or sales, assignments or licenses (or abandonments) of intellectual property or technology, all in the ordinary course of business;

(b)	sales, transfers and other dispositions to the Principal or a Subsidiary; provided that any such sales, transfers or dispositions to a Subsidiary that is not a Material Subsidiary shall be at prices not less favourable than could be obtained on an arm’s-length basis from unrelated third parties, it being understood that prices determined in accordance with the Principal’s policies and relevant tax or regulatory requirements as customarily applied by the Principal will be deemed to be on arm’s-length basis;

(c)	sales, transfers and other dispositions under consideration on the date hereof and the possibility of which was disclosed in the Disclosure Schedule;

(d)	Financing Leases and sales of accounts receivable or rights in respect thereof, not otherwise prohibited under any of the Facility Documents;

(e)	(i) easements or other similar covenant agreements that relate to and/or benefit the operation of the property of the Principal or any Subsidiary, do not materially or adversely affect the use and operation of the same and are granted in the ordinary course of business within reasonable commercial standards and (ii) leases or subleases pursuant to arm’s-length transactions;

(f)	sales, transfers or other dispositions of assets or property (including Debt, Equity Interests or rights thereto) acquired or made pursuant to vendor financings not prohibited hereunder; or

(g)	other individual sales, transfers, leases or dispositions that yield Net Cash Proceeds less than or equal to US$5,000,000 (including dispositions for which no Net Cash Proceeds are received);
provided that all sales, transfers, put/call arrangements, leases and other dispositions contemplated by this Section (except those referenced in clause (b) above) shall be made for fair value as determined by the Principal or as necessary to comply with relevant tax or regulatory requirements as customarily applied by the Principal and provided further that all proceeds arising therefrom, after deduction of reasonable expenses associated therewith, after and during the continuance of a Specified Event of Default, shall be deposited and maintained in accounts of the Principal or such Material Subsidiary, as applicable, subject to a perfected security interest in favour of EDC in form and substance satisfactory to EDC, acting reasonably. The Principal shall promptly take or cause to be taken all such actions as are necessary to ensure that such perfection is achieved.
5.11     Hedging. The Principal will not, and will not permit any Material Subsidiary to, secure any obligations with respect to any Hedging Agreements if, as a result thereof, the amount of any cash, cash equivalents and Permitted Investments on which Liens are granted as security for any such obligations would at any time exceed US$1 billion.
5.12     Environmental Issues. The Principal will, and will cause each of its Material Subsidiaries to, (i) comply with all applicable Environmental Laws, including obtaining and maintaining all relevant environmental permits necessary to ensure that there is no Material Adverse Effect; and (ii) promptly notify EDC of any environmental claim, notice or order against it which if adversely determined to such Person, could reasonably be expected to result in a Material Adverse Effect.
5.13     Further Assurances. The Principal will not, and will not permit any of its Subsidiaries to, incur Funded Debt with terms that include a Negative Pledge Covenant in favour of another creditor more restrictive, taken as a whole, than that imposed in favour of EDC under Section 5.8 of this Agreement, unless the Principal concurrently delivers a certificate of an Executive Officer (i) notifying EDC thereof, and (ii) agreeing to incorporate such additional, altered or revised Negative Pledge Covenant correspondingly to EDC under this Agreement. If EDC at the time so elects by notice to the Principal, the incorporation of each such additional, altered or revised Negative Pledge Covenant shall be deemed to occur automatically without any further action or the execution of any additional document by any EDC or the Principal. If EDC does not elect to effect such an automatic incorporation, EDC shall promptly tender to the Principal for execution by it an amendment (executed by EDC) incorporating such additional Negative Pledge Covenant. For purposes of this Section 5.13, “Negative Pledge Covenant” means any covenant (whether expressed as a covenant, event of default or other agreement) restricting the ability of the Principal or any Subsidiaries to issue, assume or guarantee any Funded Debt secured by any Lien upon any property of the Principal or any of its Subsidiaries. Within a reasonable period of time following a request therefor by EDC, the Principal shall provide EDC with a true and complete copy of any provisions relating to particular Funded Debt of the Principal or its Subsidiaries relevant to a determination of the applicability of this Section 5.13 to the Negative Pledge Covenant relating to such Funded Debt.
ARTICLE 6
DEFAULTS
6.1     Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
(a)	the Principal shall fail to pay when due any amount payable under any of the EDC Agreements within three Domestic Business Days after demand therefor;

(b)	the Principal shall fail to observe or perform any covenant contained in Section 5.2 or 5.3 (with respect to the existence of the Principal) or in Section 5.9 or 5.11;

(c)	the Principal or any Subsidiary shall fail to observe or perform any covenant contained in Section 5.7, 5.8 or 5.10;

(d)	the Principal shall fail to observe or perform any covenant or agreement contained in the Facility Documents (other than those covered by clause (a), (b) or (c) above) and does not remedy the failure on or before 30 days after notice thereof has been given to the Principal by EDC;

(e)	any representation or warranty made (or, pursuant to Section 3.1 or 4.2, deemed made) by the Principal or any of its Subsidiaries in the Facility Documents or in any certificate delivered pursuant to such Facility Documents shall prove to have been incorrect in any material respect when made (or deemed made);

(f)	(i) the Principal or any Subsidiary shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of Material Debt when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such failure shall continue beyond any applicable grace period; or (ii) any event or condition occurs that results in Material Debt becoming due before its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity;

(g)	the Principal or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)	an involuntary case or other proceeding shall be commenced against the Principal or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 days, or an order for relief shall be entered against the Principal or any Material Subsidiary under the bankruptcy or insolvency laws as now or hereafter in effect in Canada or the United States;

(i)	judgments or orders for the payment of money in excess of US$100,000,000 shall be rendered against the Principal or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 consecutive days, or a judgment creditor shall attach or levy upon any assets of the Principal or any Subsidiary to enforce any such judgment; or

(j)	a Change of Control shall occur;
then, and in every such event, in addition to any other right or remedy available to it or to anyone acting on its behalf or arising at law or in equity, EDC may, by notice to the Principal, terminate any commitment it may have hereunder to allow any further use of the Facilities, and may, if such Event of Default is a Specified Event of Default, enforce or require anyone holding security on its behalf to enforce such security and require the

Principal to cash collateralize the amounts of any Support outstanding under the Facilities; provided, however, that if an Event of Default specified in Section 6.1(g) or (h) shall occur, all commitments by EDC hereunder shall automatically, without the need for any notice, be terminated.
ARTICLE 7
MISCELLANEOUS
7.1     Notices. Except as otherwise expressly provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing and, with respect to the reports and other information referred to in the next sentence, by e-mail or other electronic means) and shall be given to such party: (a) in the case of the Principal or EDC, at its address or facsimile number set forth on the signature pages hereof, or (b) in the case of any party, such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to EDC and the Principal. All reports and other information required to be delivered to EDC pursuant to Section 5.1(a), (b) or (c) may be delivered by e-mail (either as an e-mail attachment or by including an appropriate internet link to such reports or other information). Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section 7.1 and confirmation of receipt is received, (ii) if given by e-mail, when such e-mail is transmitted to the e-mail addresses specified pursuant to this Section, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to EDC under Article 2 shall not be effective until received.
7.2     No Waivers. No failure or delay by EDC in exercising any right, power or privilege hereunder or under any EDC Agreement or any of the Facilities shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
7.3     Expenses; Indemnification.
(a)	The Principal shall promptly pay (i) all reasonable out-of-pocket expenses of EDC, including fees and disbursements of special counsel for EDC, in connection with the preparation and administration of any of the Facility Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by EDC, including (without duplication) the fees and disbursements of outside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)	The Principal agrees to indemnify EDC, its affiliates and the respective directors, officers, agents and employees of the foregoing (each an

“Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened by a Person which is not a party hereto or an affiliate of a party hereto relating to (i) any actual, proposed or potential use of the Facilities or (ii) the release of any collateral subject to any Liens of any security held by or for the benefit of EDC prior to the date hereof and the termination of any Liens or agreements, documents or instruments relating thereto; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or wilful misconduct as determined by a court of competent jurisdiction.
7.4     Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Principal and EDC.
7.5     Termination. This Agreement shall terminate on the later of (i) the Termination Date and (ii) the date on which all obligations in respect of any outstanding Support and any EDC Agreements shall have been satisfied in their entirety; provided, however, that no such termination shall affect any agreements hereunder which are intended to survive any such termination, including without limitation Sections 7.3, 7.6, 7.7 and 7.9) hereof or any indemnity, guarantee or reimbursement obligations under any Indemnity Agreements.
7.6     Successors and Assigns. The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns, except that the Principal may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of EDC and any attempt to do so shall be null and void.
7.7     Governing Law; Submission to Jurisdiction. This Agreement and each Indemnity Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Principal hereby submits to the nonexclusive jurisdiction of the courts of the Province of Ontario and the federal courts of Canada, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Principal irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
7.8     Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This

Agreement, together with the other Facility Documents, constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof except as may be expressly set forth or referred to herein. This Agreement shall become effective upon receipt by EDC of counterparts hereof signed by each of the Principal and EDC (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by EDC in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).
7.9     Waiver of Jury Trial. EACH OF THE PRINCIPAL AND EDC HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
7.10     Original Agreement. The Original Agreement as amended and restated by this Agreement shall continue to be in full force and effect as amended hereby and is hereby ratified and confirmed in the form of this Agreement. For greater certainty, all liability of the Principal thereunder or in connection therewith shall continue to apply hereunder on the terms and conditions herein set forth.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORTEL NETWORKS LIMITED, as Principal
By:
	Name:	Katharine B. Stevenson
	Title:	Treasurer

Per:
	Name:	Gordon A. Davies
	Title:	General Counsel — Corporate and Corporate Secretary

	Address:	8200 Dixie Road, Suite 100 Brampton, Ontario L6T 5P6 Facsimile: 905-863-8563

EXPORT DEVELOPMENT CANADA

By:
	Name:	Howard Clysdale
	Title:	Senior Financial Services Manager Telecom Team

Per:
	Name:	David Guy
	Title:	Director Telecom Team

	Address:	151 O’Connor Street Ottawa, Ontario K1A 1K3 Facsimile: 613-598-6858

SCHEDULE A
AMENDED AND RESTATED MASTER INDEMNITY AGREEMENT dated the 24th day of October, 2005 and entered into by
NORTEL NETWORKS LIMITED
(the “Principal”)
and
EXPORT DEVELOPMENT CANADA
(“EDC”)
WHEREAS the Principal has entered into an amended and restated master facility agreement dated the 24th day of October, 2005 with EDC (the “Amended and Restated Facility Agreement”) pursuant to which EDC has agreed to provide certain types of support to the Principal under the Small Bonds Facility and the General Support Facility through the issuance of guarantee bonds and other instruments so as to enable the Principal, or other affiliated entities designated by the Principal, to obtain assistance from financial institutions;

AND WHEREAS the Amended and Restated Facility Agreement contemplates the execution and delivery of this amended and restated master indemnity agreement, reflecting amendments to the master indemnity agreement dated February 14, 2003 between the parties hereto;

NOW THEREFORE in consideration of the premises, the agreement of EDC under the Amended and Restated Facility Agreement to provide support to the Principal and other good and valuable consideration, the receipt and sufficiency of which the Principal hereby acknowledges, the Principal covenants and agrees with EDC as follows:

1.	DEFINITIONS

Capitalized words and phrases used in this Indemnity Agreement shall have the meaning attributed to them herein or where they are not specifically defined herein shall have the same meaning as given to them in the Amended and Restated Facility Agreement.

In this Indemnity Agreement the plural includes the singular and vice versa.

References to any agreement (including without limitation the Amended and Restated Facility Agreement) or other instrument are deemed to include such agreement or other instrument as it may be modified, amended, supplemented or restated in accordance with its terms.

“Beneficiary” means any Person with whom EDC has entered into an EDC Support Agreement in order to provide Support;

“Business Day” means any day excluding Saturday, Sunday and any other day which is a legal holiday in Ottawa, Canada;

“EDC Support Agreement” and “EDC Support Agreements” means any agreements heretofore or hereafter entered into by EDC that provide Support on behalf of the Principal or any of its affiliates pursuant to the Small Bonds Facility or the General Support Facility (including, for greater certainty, and without limitation, pursuant to the Small Bonds Facility, Receivables Bonding Facility and General Support Facility, as such terms were defined in the Original Agreement) but does not include any reinsurance agreements that EDC may enter into in order to reinsure itself with respect to any of the risks assumed by EDC under any EDC Support Agreements;

“Indemnity Agreement” means this amended and restated Master Indemnity Agreement dated the 24th day of October, 2005;

“Libor” means the rate per annum (calculated on the basis of a 360-day year) for one month deposits of CDN$, Euro, Sterling or US$, as the case may be, appearing on the Telerate Page 3750 at approximately 11:00 a.m., London time, on the day that is two (2) London banking days preceding the first day of the period for which interest must be determined, or if such page is not available, on a similar quote from a comparable source.

“Termination Instruction Letter” means the letter dated October 24, 2005 from the Principal and certain of its Subsidiaries to JPMorgan Chase Bank, N.A., as Collateral Agent, and EDC, requesting EDC, among other things, to consent to the release and discharge of security.

2.	LIABILITY OF THE PRINCIPAL
(a)	In consideration of the Support to be provided by EDC under the Small Bonds Facility pursuant to the Amended and Restated Facility Agreement, the Principal hereby unconditionally and irrevocably agrees to indemnify EDC, against all claims and demands made against EDC under or with respect to the EDC Support Agreements executed with respect to the Small Bonds Facility, including any amount that EDC pays under such EDC Support Agreements, and against all costs (including the costs of enforcing the indemnity under this Section 2(a)), expenses and damages incurred by EDC, directly or indirectly, and arising or resulting from such claims or demands. The Principal also agrees, as part of its indemnification obligations under this Section 2(a), to pay interest to EDC at Libor plus such margin per annum as is separately agreed in writing by EDC and the Principal on any amount for which indemnification is to be provided under this Section 2(a) (including the said costs and expenses), such interest to accrue from the date of demand by EDC to the date of payment both before and after demand and judgment.
(b)	In consideration of the Support to be provided by EDC under the General Support Facility pursuant to the Amended and Restated Facility Agreement, the Principal hereby unconditionally and irrevocably agrees to indemnify EDC against all claims and demands made against EDC under or with respect to the EDC Support Agreements executed with respect to the General Support Facility, including any amount that EDC pays under such EDC Support Agreements or any unpaid amount owed to EDC as a result of the exercise by EDC of any put or similar right in respect of any such EDC Support Agreements, and against all costs (including the costs of enforcing the indemnity under this Section 2(b)), expenses and damages incurred by EDC, directly or indirectly, and arising or resulting from such claims or demands. The Principal also agrees, as part of its indemnification obligations under this Section 2(b), to pay interest to EDC at Libor plus such margin per annum as is separately agreed in writing by EDC and the Principal on any amount for which indemnification is to be provided under this Section 2(b) (including the said costs and expenses), such interest to accrue from the date of demand by EDC to the date of payment both before and after demand and judgment.

(c)	Payments due to EDC hereunder shall be made to EDC in the currency in which the relevant payment or payments under the EDC Support Agreements for which indemnification is being sought under Section 2(a) or Section 2(b), as applicable, were made by EDC and, in the case of costs and expenses, in the currency in which such costs and expenses were incurred.

(d)	The Principal agrees that its liability hereunder shall not be varied or discharged by reason of the EDC Support Agreements or any of them, or any related document, being or becoming, in whole or in part, illegal, unenforceable, void or discharged, or by reason of any negligence on the part of EDC except to the extent that such negligence constitutes gross negligence or wilful misconduct in which case the liability of the Principal hereunder shall be varied or discharged, but only to the extent that such gross negligence or wilful misconduct: (i) was the direct and primary cause of a claim or demand being made against EDC under an EDC Support Agreement; or (ii) increased the liability of the Principal hereunder. The Principal’s liability hereunder shall not otherwise be varied, discharged or released except by full payment to EDC of all amounts payable to EDC hereunder. Without limiting the foregoing, the Principal’s liability hereunder shall continue with respect to and include any amounts that EDC may be required to pay pursuant to the terms of an EDC Support Agreement that deem such EDC Support Agreement to continue to be effective or to be reinstated after the date on which EDC’s liability under such EDC Support Agreement would otherwise have expired.

(e)	Any computation of interest hereunder shall take into account the actual number of days occurring in the period for which interest is payable and on the basis of a 360-day year. For the purposes of the Interest Act (Canada), (i) the interest rate payable, expressed as an annual rate, shall be equivalent to the applicable rate based on a year of 360 days, multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and divided by 360, (ii) the principle of deemed reinvestments of interest does not apply to any such interest calculation and (iii) the rate of interest specified in this Indemnity Agreement is intended to be a nominal rate and not an effective rate or yield.
3.	EDC MAY ACT IN ITS DISCRETION
(a)	The Principal absolutely and irrevocably authorizes EDC to: (i) pay immediately at EDC’s absolute and sole discretion, in whole or in part, any amounts which, in EDC’s reasonable opinion, are required to be paid pursuant to the requirements of any EDC Support Agreement; and (ii) enter into any agreement with a Beneficiary for the purpose of discharging, in whole or in part, EDC’s obligations under an EDC Support Agreement. EDC will give written notice to the Principal no less than one (1) Business Day prior to making any payment under an EDC Support Agreement or entering into any such agreement with a Beneficiary.

(b)	The Principal waives any requirement that EDC make demand upon, or seek to enforce remedies against, any Person before making demand for payment hereunder, or seeking to enforce any of its rights hereunder, or enforcing any security therefor, and EDC shall not be bound to exhaust its recourse against any Person or any collateral it may hold (or that may be held on its behalf), before demanding or being entitled to a payment hereunder.

(c)	EDC will not enter into, or consent to any amendments to the provisions of, or issue any substitute for, or renew, any EDC Support Agreement without the prior written consent of the Principal provided that in no event shall any failure of EDC to obtain such consent release the Principal from any liability or obligations hereunder except to the extent that such failure may result in the Principal incurring a liability hereunder that it would not otherwise have incurred or incurring a greater liability hereunder than it would otherwise have incurred.

4.	UNDERTAKINGS OF THE PRINCIPAL
(a)	Without prejudice to the Principal’s rights under Section 2(d) hereof and to the fullest extent permitted by law, the Principal hereby waives any right of counterclaim, right of set-off or deduction and the benefit of all privileges and defences which now or hereafter may be available to the Principal, including the benefit of discussion and division, and the Principal waives diligence, presentment, demand, protest and notice of every kind except as specifically required hereunder or under any other Facility Document.

(b)	If requested by EDC, the Principal will assign to EDC, by instruments satisfactory to EDC and to the extent that the Principal is not legally or contractually prohibited from doing so, any rights that the Principal may have against any party to recover any sums demanded and paid under an EDC Support Agreement until all such sums owed to EDC by the Principal under this Indemnity Agreement with respect to such EDC Support Agreement have been paid to EDC in full.

(c)	Unless all sums owed by the Principal to EDC under this Indemnity Agreement with respect to a particular EDC Support Agreement have been paid in full, the Principal agrees that (i) its right to receive payments or distributions of any kind shall be, and it shall cause any such rights of its affiliates to be, subordinate to the rights of EDC and (ii) it shall, and it shall cause its affiliates to, hold in trust for, and pay over to, EDC any payments or distributions of any kind received by the Principal or any such affiliate, in each case, in respect of any claim that the Principal or any such affiliate may make as a creditor in the bankruptcy or liquidation of the Person whose non-payment or whose call on an instrument that was, in either case, covered by the terms of such EDC Support Agreement resulted in a payment by EDC under such EDC Support Agreement and further resulted in such sums being owed to EDC hereunder.
5.	REPRESENTATIONS OF THE PRINCIPAL

The Principal represents and warrants to EDC that:
(a)	it is duly incorporated and validly subsisting under the laws of its place of incorporation and that this Indemnity Agreement has been duly authorized, executed and delivered by it and is valid and binding on it; and

(b)	each action to which the Principal requests EDC’s consent and/or instruction in the Termination Instruction Letter does not contravene the terms of, or result in the breach of, the Agreements, the other Security Documents (as “Agreements” and “Security Documents” are defined in or for the purposes of the Termination Instruction Letter) or the Indentures (as such term is defined in the Security Agreements).

6.	APPLICATION OF RECOVERIES

Any sums recovered in respect of a payment made pursuant to an EDC Support Agreement shall be first applied to the costs and expenses incurred by EDC to effect such recovery and then retained by EDC to the extent that any monies are due to EDC from the Principal pursuant to this Indemnity Agreement, provided that any monies remaining thereafter shall, subject to applicable law, be paid to the Principal.

7.	RIGHTS UNIMPAIRED

EDC’s rights and remedies under this Indemnity Agreement are cumulative and are in addition to, and not in substitution for, any rights or remedies provided by law, in equity or otherwise and any waiver by EDC of the strict observance or performance of, or compliance with, any term of this Indemnity Agreement shall not be deemed to be a waiver of any other term or of any subsequent default or breach.

8.	TERMINATION OR SUSPENSION OF EDC SUPPORT AGREEMENTS

EDC will not exercise any rights that it may have under any EDC Support Agreement to notify the Beneficiary thereof that such EDC Support Agreement has been terminated or suspended unless: (i) an Event of Default has occurred; or (ii) any call has been made on any Instrument issued on behalf of the Principal or any Subsidiary, whether or not such Instrument is subject to the Amended and Restated Facility Agreement, which, together with any other calls for performance on any such Instruments after February 14, 2003, aggregates in excess of US $100,000,000; (iii) until the Trigger Date, the NNL Corporate Family Rating or the NNL Corporate Credit Rating with respect to senior secured long-term debt of the Principal shall have ceased to exist or shall have been downgraded to less than “B3” or to less than “B minus”, respectively, and, after the Trigger Date, the NNL Corporate Family Rating or the NNL Corporate Credit Rating with respect to senior unsecured long-term debt of the Principal shall have ceased to exist or shall be rated at less than “B3” or “B minus”, respectively; provided, however, that if at any time after the Trigger Date the provisions of Section 5.8 of the Amended and Restated Facility Agreement have resulted in the Facilities and all obligations (whether absolute or contingent) to EDC being secured, the tests in this clause (iii) with respect to the ratings for senior secured long-term debt shall again apply; or (iv) in the case of a suspension pursuant to Section 2.2(B) of the Amended and Restated Facility Agreement, an event shall have occurred or circumstance shall exist that could reasonably be expected to have a Material Adverse Effect; and in each and every such case, the Principal acknowledges that EDC shall be entitled to exercise any such rights. EDC agrees to provide written notice to the Principal contemporaneously with any written notice provided to any Beneficiary under this Section 8; provided that failure to give any such notice to the Principal shall not affect EDC’s ability to terminate or suspend any such EDC Support Agreement in the circumstances described in this Section 8.

9.	GOVERNING LAW

This Indemnity Agreement shall be deemed to be made under and shall be governed by and be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

10.	NOTICE

Any demand or notice to be given hereunder shall be given in writing to the other party and shall be sent by facsimile or prepaid registered mail and shall be deemed to have been received, if sent by facsimile, on the day following the transmission thereof and if sent by prepaid registered mail on the fifth (5) day after mailing, excluding Saturdays, Sundays and those statutory holidays upon which the offices of the addressee are normally closed for business. The addresses and facsimile numbers of the parties for the purposes of giving notice hereunder are as follows, or as may be notified in writing to the other party:

for EDC:

Export Development Canada 151 O’Connor Street Ottawa, Ontario Canada K1A 1K3

Facsimile: (613) 598-6858

for the Principal:

Nortel Networks Limited 8200 Dixie Road, Suite 100 Brampton, Ontario Canada L6T 5P6 Attention: Assistant Treasurer Facsimile: (905) 863-8563

11.	SUCCESSORS AND ASSIGNS

This Indemnity Agreement is binding upon the Principal and its successors and permitted assigns and shall enure to the benefit of EDC and its successors and assigns.

12.	COUNTERPARTS

This Indemnity Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

13.	ORIGINAL MASTER INDEMNITY AGREEMENT

The master indemnity agreement dated as of February 14, 2003 between the parties hereto as amended and restated by this Indemnity Agreement shall continue to be in full force and effect as amended hereby and is hereby ratified and confirmed in the form of this Indemnity Agreement. For greater certainty, all liability of the Principal thereunder or in connection therewith shall continue to apply hereunder on the terms and conditions herein set forth.

IN WITNESS WHEREOF, the Principal and EDC have duly executed and delivered this Indemnity Agreement as of the date first above written.

NORTEL NETWORKS LIMITED
Per:
	Name:	Katharine B. Stevenson
	Title:	Treasurer

Per:
	Name:	Gordon A. Davies
	Title:	General Counsel – Corporate and Corporate Secretary

EXPORT DEVELOPMENT CANADA
Per:
	Name:	Howard Clysdale
	Title:	Senior Financial Services Manager Telecom Team

Per:
	Name:	David Guy
	Title:	Director Telecom Team

SCHEDULE B
MATERIAL SUBSIDIARIES
List of Material Subsidiaries as of the Amended and Restated Facility Effective Date:
Nortel Networks Inc.

Nortel Networks (Asia) Limited

Nortel Networks (Ireland) Limited

Nortel Networks UK Limited

SCHEDULE C
PERMITTED LIENS (PRINCIPAL AND DOMESTIC SUBSIDIARIES)
     The Liens of the Principal and its Domestic Subsidiaries set forth below.

Sale and Leaseback on Balance Sheet
101 – Belleville SLB
051 – Paladium Lease SLB
313 – Sunrise Capital Lease SLB
540 – RTP Gateway Center SLB
Not in excess of	USD 167M

Sale and Leaseback off Balance Sheet
4655 Great America Parkway, (SC100)
4655 Great America Parkway, (SC 101)
4655 Great America Parkway, (SC 102)
97 Humboldt, Rochester, NY, USA
2010 Corporate Ridge, McLean, VA, USA
880 Technology Park Drive, Billerica, MA, USA
Not in excess of	USD 202M

Capitalized Leases
598 – Energy Mgmt System
598 – GE Capital Lease – SL100 Switches
540 – Selectron – Tooling & Test Equip
540 – JCI/SBC
998 – EITF 01-8
Not in excess of	USD 9M

SCHEDULE D
PERMITTED LIENS (FOREIGN SUBSIDIARIES)
Part 1
The Liens set forth below securing any Funded Debt incurred under (i) a loan or any other credit agreement with any commercial bank, other financial institution or syndicate thereof and (ii) any bonds or similar instruments or agreement or indenture relating thereto.

Sale and Leaseback on Balance Sheet
342 – STG-NCL Wangjing Project (2006) SLB
Not in excess of	USD 18M

Sale and Leaseback off Balance Sheet
London Road, Harlow, UK
Not in excess of	USD 120M

Capitalized Leases
460-Pakistan
814 – NNSA – E814 Chateaufort Building
Not in excess of	USD 89M
Part II
All Liens of any Foreign Subsidiary existing as of the Amendment and Restatement Effective Date (other than Liens securing any indebtedness for borrowed money incurred under (i) a loan or any other credit agreement with any commercial bank, other financial institution or syndicate thereof or (ii) any bonds or similar instruments or agreement or indenture relating thereto).